Exhibit 99.2

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8834
Contact: Ron Mills
VP of Finance and Investor Relations
Web Site: www.comstockresources.com

NEWS RELEASE
For Immediate Release
COMSTOCK RESOURCES, INC. ANNOUNCES EARLY TENDER RESULTS AND UPSIZE OF PREVIOUSLY ANNOUNCED CASH TENDER OFFERS
FRISCO, TEXAS, March 3, 2021 -- Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) announced today the early results of Comstock's previously announced cash tender offers (the "Tender Offers") to purchase up to $1.0 billion aggregate purchase price (as such amount may be increased or decreased by the Company) (the "Aggregate Maximum Tender Amount") of its outstanding 7.50% senior notes due 2025 (the "2025 Notes") and 9.75% senior notes due 2026 (the "2026 Notes" and together with the 2025 Notes, the "Notes") in the priorities set forth in the table below.
The Company has amended the Aggregate Maximum Tender Amount to increase the aggregate purchase price of Notes subject to the Tender Offers from $1.0 billion to $1.25 billion, and to increase the aggregate maximum principal amount of 2026 Notes to be accepted (the "2026 Combined Cap") from $550.0 million to $780.0 million.
Except with the respect to the increases in the Aggregate Maximum Tender Amount and the 2026 Combined Cap, no other terms of the Tender Offers set forth in the Offer to Purchase dated February 18, 2021 (as amended and supplemented to date, the "Offer to Purchase") have changed. The Tender Offers are subject to the satisfaction of the conditions described in the Offer to Purchase. Such conditions may be waived by the Company in its sole discretion, subject to applicable law. Any waiver of a condition by the Company will not constitute a waiver of any other condition.
Based on information provided by D.F. King & Co., Inc., the information agent for the Tender Offers, approximately $1.9 billion aggregate principal amount of Notes were validly tendered (and not validly withdrawn) at or prior to 5:00 p.m., New York City time, on March 3, 2021 (the "Early Tender Date").

The following table sets forth the approximate aggregate principal amounts of each series of Notes that were validly tendered (and not validly withdrawn) as of the Early Tender Date and the principal amounts that, subject to satisfaction of the conditions to the Tender Offers described below, are expected to be accepted for purchase pursuant to the Tender Offers on or about March 4, 2021 (the "Early Settlement Date"):

Title of Notes	CUSIP Numbers	Acceptance Priority Level	Principal Amount Outstanding Prior to the Tender Offers(1)	Total Consideration(2)(3)	Principal Amount of Notes Tendered	Principal Amount of Notes Expected to be Accepted for Purchase	Proration Factor(4)

7.50% Senior Notes due 2025	223046AA8 U2201LAA1	1	$619,400,000	$1,048.75	$570,673,000	$375,000,000	65.7%

9.75% Senior Notes due 2026	205768AR5	2	$800,000,000	$1,102.50	$702,247,000	$702,247,000	100.0%

9.75% Senior Notes due 2026	205677AB3	3	$850,000,000	$1,102.50	$642,629,000	$74,819,000	11.6%
_______________
(1)As of the date of the Offer to Purchase.
(2)Holders will also receive accrued and unpaid interest from the applicable last interest payment with respect to the Notes accepted for purchase to, but not including, the Early Settlement Date.
(3)Includes the Early Tender Premium (as defined below).
(4)The final proration factor has been rounded to the nearest tenth of a percentage point for presentation purposes.
Holders of Notes that have been accepted for purchase in connection with the Early Tender Date will receive the applicable Total Consideration set forth in the table above, which includes an early tender premium of $30 per $1,000 principal amount of the Notes accepted for purchase (the "Early Tender Premium"). The deadline for holders to validly withdraw tenders of Notes has passed. Accordingly, tendered Notes may no longer be withdrawn or revoked, except in certain limited circumstances where additional withdrawal or revocation rights are required by law.
Because the purchase price for the Notes tendered prior to the Early Tender Date exceeds the Aggregate Maximum Tender Amount, the Company does not expect to accept for purchase any tenders of Notes after the Early Tender Date.
The dealer managers for the Tender Offers are BofA Securities and Wells Fargo Securities. Any questions regarding the terms of the Tender Offers should be directed to BofA Securities at (980) 388-3646 (all call) or debt_advisory@bofa.com or Wells Fargo Securities at (866) 309-6316 (toll-free) or (704) 410-4756 (collect). The information agent and tender agent is D.F. King & Co., Inc. Any questions regarding procedures for tendering Notes or requests for copies of the Offer to Purchase or other documents relating to the Tender Offers should be directed to the information agent for the Tender Offers, D.F. King & Co., Inc. at (800) 284-7175 (toll-free), (212) 269-5550 (all others) or crk@dfking.com.
This press release shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell any securities. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such offer, solicitation, or sale would be unlawful. The offer is being made solely pursuant to the terms and conditions set forth in the Offer to Purchase.
None of Comstock, its board of directors, the trustee for the Notes, the information agent, the dealer managers or any of their respective affiliates makes any recommendation as to whether holders should tender, or refrain from tendering, all or any portion of the principal amount of their Notes pursuant to the Tender Offer.

About Comstock Resources
Comstock Resources is a leading independent natural gas producer with operations focused on the development of the Haynesville shale in North Louisiana and East Texas. The Company's stock is traded on the New York Stock Exchange under the symbol CRK.
This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct. The Company's Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss important risk factors that could affect the Company's business, results of operations and financial condition. The forward-looking statements in this news release speak only as of this date. Comstock does not undertake any obligation to revise or update publicly any forward-looking statement.